Exhibit 23(c)

                                BOARD RESOLUTIONS
                         RELATING TO THE ORGANIZATION OF
                   SCUDDER RREEF REAL ESTATE SECURITIES FUND -
            CLASS A, CLASS B, CLASS C, AND INSTITUTIONAL CLASS SHARES

         At a meeting held on June 17, 2002, the Board of Trustees, including a majority of Independent Trustees appearing in person, approved the following resolutions:

         RESOLVED, that in accordance with Article II, Section 2.6 of the Declaration of Trust of the Trust, the following class of RREEF RReal Estate Securities Fund (the "RREEF Fund") be and hereby is abolished:

              RREEF RReal Estate Securities Fund - Class B Shares

         RESOLVED, that in accordance with Article II, Section 2.6 of the Declaration of Trust of the Trust, the following series of the Trust previously established and designated continues as of June 17, 2002:

              RREEF RReal Estate Securities Fund - Class A Shares

         RESOLVED, that in accordance with Article II, Section 2.6 of the Declaration of Trust of the Trust, the name of RREEF RReal Estate Securities Fund Class A shares be and hereby is changed to RREEF Real Estate Securities Institutional Class shares, effective August 30, 2002;

         RESOLVED, that the proposed changes to the investment minimums for the RREEF RReal Estate Securities Institutional Class shares (formerly, the RREEF RReal Estate Securities Fund Class A shares, as presented at this meeting, be and hereby are approved, effective on a date chosen by the officers of the RREEF Fund;

         RESOLVED, that in accordance with Article II, Section 2.6 of the Declaration of Trust of RREEF Securities Trust, the following classes of the RREEF Fund (the "Fund") are hereby established and designated as of August 30, 2002:

              Scudder RREEF Real Estate Securities Fund - Institutional Class Scudder RREEF Real Estate Securities Fund - Class A shares Scudder RREEF Real Estate Securities Fund - Class B shares Scudder RREEF Real Estate Securities Fund - Class C shares

         RESOLVED, that an unlimited number of shares of these Classes be authorized for issuance, shares of each Class to be issued for such consideration as set forth from time to time in the respective prospectus describing the shares of such Class, as such prospectus may be amended or supplemented from time to time, and that such shares, when issued for the consideration described in the respective prospectus, shall be validly issued, fully paid and non-assessable by the RREEF Fund.

         RESOLVED, that the interests of the series of RREEF Securities Trust shall represent an equal proportionate interest in the series with each other interest of the same series, none having priority or preference over another.

         RESOLVED, that the following liabilities, expenses, costs, charges and reserves shall be specifically allocated and charged to the respective Class of the RREEF Fund incurring such liability, expense, cost, charge or reserve, administrative service fees, shareholder servicing fees, state securities registration fees, expenses of shareholder meetings relating to matters to be acted upon exclusively by one or more specific Classes, and other expenses if, as determined by the Treasurer or an Assistant Treasurer, such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other classes, provided, however, that no liability, expense, cost, charge or reserve shall be allocated and charged to any particular Class if such allocation and charge would cause the RREEF Fund to fail to qualify as a regulated investment company under the Internal Revenue Code, or adversely affect its right to claim a dividend-paid deduction thereunder.

         RESOLVED, that the front-end sales charges and contingent deferred sales charges for each Class, with such breakpoints, declining loads, dealer concessions and underwriter fees as set forth at this meeting, be, and hereby are approved.

         RESOLVED, that the President, any Vice President, the Treasurer or any Assistant Treasurer and the Secretary or any Assistant Secretary of the RREEF Securities Trust be and they hereby are, and each acting singly hereby is, authorized to prepare, execute personally or as attorney-in-fact and file with the Securities and Exchange Commission on behalf of the RREEF Fund - A, B, C and Institutional Class, a registration statement on Form N-1A or Form N-14 under the Investment Company Act of 1940, as amended, relating to the Fund, and any and all exhibits and other documents relating thereto, and any and all amendments to said registration statement, and to pay all prescribed filing fees therefor, all in such form as the officer or officers executing the same with the advice of counsel may deem necessary or appropriate.

         RESOLVED, that the proper officer of the Trust be, and he or she hereby is, authorized and directed in the name and on behalf of the Trust to take any and all action which the officer so acting may deem necessary or advisable in order to obtain a permit to register or qualify shares of common stock of the Trust for issuance and sale or to request an exemption from registration of shares of common stock of the Trust under the securities laws of such of the states of the United States of America or other jurisdictions, including Canada, as such officer may deem advisable, and in connection with such registration, permits, licenses, qualifications and exemptions to execute, acknowledge, verify, deliver, file and publish all such applications, reports, issuer's covenants, resolutions, irrevocable consents to service of process, powers of attorney and other papers and instruments as may be required under such laws or may be deemed by such officer to be useful or advisable to be filed thereunder, and that the form of any and all resolutions required by any such state authority in connection with such registration, licensing, permitting, qualification or exemption is hereby adopted if (1) in the opinion of the officer of the Trust so acting the adoption of such resolutions is necessary or advisable, and
         (2) the Secretary of the Trust evidences such adoption by filing herewith copies of such resolutions which shall thereupon be deemed to be adopted by the Board of Trustees and incorporated in the minutes as a part of this resolution and with the same force and effect as if attached hereto and that the proper officers of the Trust are hereby authorized to take any and all action that they may deem necessary or advisable in order to maintain such registration in effect for as long as they may deem to be in the best interests of the Trust.

         RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take all action, execute all documents, and make any filings with the Securities and Exchange Commission or the states, which they may deem to be necessary or appropriate, the necessity thereof being conclusively proven by the action taken by such officer, to effectuate each of the foregoing resolutions and to carry out the purposes thereof.

         RESOLVED, that all actions heretofore or hereafter taken by such officer o officers within the terms of the foregoing resolutions be, and they hereby are, ratified and confirmed as the authorized act and deed of the Trust.